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                                                                     EXHIBIT 99



                        WAIVER dated as of November 26, 1996 (this "Waiver") to
                the Purchase Agreement dated September 28, 1987, between Berkshire and the Company (the "Purchase Agreement").


        A. Berkshire Hathaway Inc. ("Berkshire") has filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), a registration statement (No. 33-30570) on Form S-3 (as amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 thereto) and a related registration statement pursuant to Rule 462(b) under the Act (collectively, the "Berkshire Registration Statement"), and will next file with the Commission a final prospectus supplement (the "Berkshire Supplement") pursuant to Rule 424(b) under the Act, relating to a public offering by Berkshire of its Senior Exchangeable Notes due 2001 (the "Berkshire Exchangeable Notes") in an aggregate principal amount of $440,000,000 ($500,000,000 if the underwriters' over-allotment option is exercised in full). The Berkshire Exchangeable Notes may be exchanged at Berkshire's option, at maturity or upon redemption, or, at the holder's option, during certain periods, as described in the Berkshire Supplement, for shares of common stock, par value $1.00 per share, of the Company (the "Common Stock") at an exchange rate of 17.65 shares of Common Stock per Note (subject to certain anti-dilution adjustments as described in the Berkshire Supplement), representing an initial exchange price of $51.43 per share of Common Stock;

        B. At the request of Berkshire pursuant to the Purchase Agreement, the Company has filed with the Commission under the Act a registration statement (No. 333-11881) on Form S-3 (as amended by Amendment No. 1 and Amendment No. 2 thereto) and a related registration statement pursuant to Rule 462(b) under the Act, and will next file with the Commission a final prospectus supplement pursuant to Rule 424(b) under the Act, with respect to up to 7,766,000 shares (8,825,000 shares if the underwriters' over-allotment option is exercised in full) of Common Stock (subject to certain anti-dilution adjustments as described in the Berkshire Supplement) that may be deliverable by Berkshire in exchange for the Berkshire Exchangeable Notes in accordance with the terms of such Notes;

        C. Pursuant to Section (1)(b)(iii) of the Purchase Agreement, Berkshire agreed that it will not sell any Company securities owned by it to a third party without first giving the Company or its designee a reasonable opportunity to purchase such securities at the same price and on the same terms and conditions proposed with respect to an anticipated sale by Berkshire to a third party (the "Right of First Refusal"); and

        D. Berkshire has advised the Company that the offering of the Berkshire Exchangeable Notes is contingent upon its receipt from the Company of a waiver of the Right of First Refusal with respect to any delivery by Berkshire of shares of Common Stock in exchange for any such Notes in accordance with the terms of such Notes.

        SECTION 1. Waiver. The Company hereby waives the Right of First Refusal with respect to any delivery by Berkshire of shares of Common Stock in exchange for any Berkshire Exchangeable Notes sold pursuant to the Berkshire Supplement in accordance
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with the terms of such Notes, provided that the aggregate number of shares so delivered does not exceed 7,766,000 shares (8,825,000 shares if the underwriters' over-allotment option is exercised in full), subject to certain anti-dilution adjustments as described in the Berkshire Supplement.

        SECTION 2. Effect of Waiver. Except as expressly set forth herein, this Waiver shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Company or Berkshire under the Purchase Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Purchase Agreement. Nothing herein shall be deemed to entitle Berkshire to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Purchase Agreement in similar or different circumstances.

        SECTION 3. Governing Law. THIS WAIVER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.


        IN WITNESS WHEREOF, the undersigned has caused this Waiver to be duly executed by an authorized officer as of the day and year first above written.


                                        Very truly yours,

                                        SALOMON INC

                                          by  /s/ ROBERT E. DENHAM
                                            ----------------------------
                                            Name:  Robert E. Denham
                                            Title: Chairman and Chief Executive
                                                   Officer

Accepted and Agreed:

BERKSHIRE HATHAWAY INC.

by  /s/ MARC D. HAMBURG
  --------------------------
  Name:  Marc D. Hamburg
  Title: Vice President